Term Sheet No. 1429 To prospectus dated September 29, 2009 and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated January 20, 2012; Rule 433
Deutsche Bank AG, London Branch
$         Securities Linked to the Deutsche Bank Commodity Booster OYE Benchmark Dow Jones-UBS Excess Return Index due February 3*, 2015

General
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The securities are designed for investors who seek a return, which may be positive, zero or negative, linked to the performance of the Deutsche Bank Commodity Booster OYE Benchmark Dow Jones-UBS Excess Return Index (the “Index”), which is composed of futures contracts on physical commodities included in the Dow Jones UBS Commodity IndexSM (the “DJUBS Index”) and which seeks to outperform the DJUBS Index by selecting constituent commodity futures contracts using Deutsche Bank’s proprietary Optimum Yield Enhanced methodology, as described herein. If the Index level decreases or does not increase sufficiently to offset the effect of the Adjustment Factor, you will lose some, and could lose all, of your initial investment. Any payment at maturity (including any coupon payment) is subject to the ability of the Issuer to pay its obligations as they become due.

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The securities will pay a Coupon quarterly and on the Maturity Date in arrears on an actual/360 basis at a rate equal to the 3-month USD LIBOR rate (as defined below) plus 1.25% (the exact rate to be determined on the Trade Date).

•	Senior unsecured obligations of Deutsche Bank AG due February 3*, 2015
•	Denominations of $1,000 (the “Face Amount”). Minimum purchase of $10,000 and increments of $1,000 in excess thereof.
•	The securities are expected to price on or about January 27*, 2012 (the “Trade Date”) and are expected to settle on or about February 3*, 2012 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	The Deutsche Bank Commodity Booster OYE Benchmark Dow Jones-UBS Excess Return Index (Ticker: DBCMODUE)
Coupon:
Paid on a quarterly basis and on the Maturity Date in arrears based on an actual/360 day count fraction. The Coupon rate for each Coupon Period will be LIBOR plus 1.25% (the exact rate to be determined on the Trade Date). For the initial Coupon Period, the Coupon rate will be determined on the Trade Date.

Coupon Period:	From (and including) a Coupon Payment Date, or the Settlement Date in the case of the initial Coupon Period, to (but excluding) the following Coupon Payment Date.
Coupon Payment Dates:
February 3*, May 3*, August 3* and November 3* of each year beginning on May 3, 2012* and ending on the scheduled Maturity Date. If such Coupon Payment Date is not a Business Day, the Coupon will be paid on the first following day that is a Business Day, but no adjustment will be made to the Coupon Period.

Payment at Maturity:
If you hold your securities to maturity, you will receive a cash payment per $1,000 Face Amount of securities, determined on the Final Valuation Date, equal to:
$1,000 + [$1,000 × (Index Return– Adjustment Factor)]
Your investment will be exposed to any decline in the Index. If the Final Level on the Final Valuation Date is less than the Initial Level, you will lose 1% of the Face Amount of your securities for every 1% that the Index has declined from the Initial Level. In addition, the Adjustment Factor will lower your return by approximately 0.50% for each year the securities remain outstanding, regardless of whether the Index appreciates or declines in value. In no event will the Payment at Maturity be less than zero.
You may lose some, and could lose all, of your investment at maturity. Even if the Index does not decline, you will lose some of your investment if the Index does not appreciate sufficiently to offset the effect of the Adjustment Factor.

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$	$	$

(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this term sheet.

The agents for this offering are affiliates of ours. For more information see “Underwriting (Conflicts of Interest)” in this term sheet.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas
January 20. 2012

(Key Terms continued from previous page)
Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:
Final Level Initial Level	– 1
LIBOR:
The rate for deposits in U.S. dollars for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the start of the relevant Coupon Period, on Bloomberg Page US0003M <Index>, or, if such rate does not appear on Bloomberg Page US0003M <Index>, the USD LIBOR rate for such period that appears on Telerate Page “3750” or such other page as may replace Bloomberg Page US0003M <Index> on Bloomberg or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars.
The “designated period” for the determination of LIBOR for any Coupon Period is equal to three months.
A “London Banking Day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Adjustment Factor:	0.005 x (Days / 365) where “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the Final Valuation Date.
Initial Level†:	The Index Closing Level on the Trade Date
Final Level†:	The Index Closing Level on the Final Valuation Date
Index Closing Level:
On any Trading Day, the Index Closing Level will be the closing level of the Index as appears on Bloomberg page “DBCMODUE <Index>”, subject to adjustment by the calculation agent according to the terms of the securities.

Trade Date:	January 27*, 2012
Settlement Date:	February 3*, 2012
Final Valuation Date:	January 27*, 2015
Maturity Date††:	February 3*, 2015
Business Day:
A day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, England.

Trading Day:
A day, as determined by the calculation agent, on which the Relevant Exchanges (as defined below) for all Index Constituents (as defined below) are open for trading during their regular trading sessions, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

CUSIP:	2515A1GE5
ISIN:	US2515A1DGE56
*Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Coupon Payment Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.

†Subject to adjustment for non-Trading Days and certain Market Disruption Events as described below under “General Terms of the Securities – Market Disruption Events.”

†† Subject to postponement as described below under “General Terms of the Securities – Market Disruption Events” and acceleration as described below under “General Terms of the Securities- Amount Payable Upon Acceleration.”

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity on the Securities Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance for the Index from -100% to +100%. The hypothetical payments set forth below assume the Initial Level of 400.00 and a period of 1,096 calendar days from the Trade Date to the Final Valuation Date. The actual Initial Level will be determined on the Trade Date. The hypothetical payments at maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the securities will be determined on the Final Valuation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Index Return (%)	Payment at Maturity	Return on Securities (%)
800.00	100%	$1,984.99	98.50%
760.00	90%	$1,884.99	88.50%
720.00	80%	$1,784.99	78.50%
680.00	70%	$1,684.99	68.50%
640.00	60%	$1,584.99	58.50%
600.00	50%	$1,484.99	48.50%
560.00	40%	$1,384.99	38.50%
520.00	30%	$1,284.99	28.50%
480.00	20%	$1,184.99	18.50%
440.00	10%	$1,084.99	8.50%
400.00	0%	$984.99	-1.50%
360.00	-10%	$884.99	-11.50%
320.00	-20%	$784.99	-21.50%
280.00	-30%	$684.99	-31.50%
240.00	-40%	$584.99	-41.50%
200.00	-50%	$484.99	-51.50%
160.00	-60%	$384.99	-61.50%
120.00	-70%	$284.99	-71.50%
80.00	-80%	$184.99	-81.50%
40.00	-90%	$84.99	-91.50%
0.00	-100%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The three examples illustrate how the Payment at Maturity set forth in the table above are calculated.

Example 1: The level of the Index increases 30% from the Initial Level 400.00 to a Final Level of 520.00. Assuming a period of 1,096 days from the Trade Date to the Final Valuation Date, the investor receives a Payment at Maturity of $1,284.99 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × ((520.00 / 400.00 – 1) – (0.0050 × 1,096 / 365))] = $1,284.99

Example 2: The Initial Level and the Final Level of the Index are both 400.00 such that the Index Return is 0%. If the Final Level of the Index remains the same as the Initial Level, the investor will receive a Payment at Maturity that is less than $1,000 per $1,000 Face Amount of securities due to the deduction of the Adjustment Factor. Assuming a period of 1,096 days from Trade Date to the Final Valuation Date, the investor receives a Payment at Maturity of $984.99 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × ((400.00 / 400.00 – 1) – (0.0050 × 1,096 / 365))] = $984.99

Example 3: The level of the Index decreases 30% from the Initial Level of 400.00 to a Final Level of 280.00. If the level of the Index decreases 30% from the Initial Level, the investor will lose approximately 31.50% of its initial investment due to the exposure to the negative performance of the Index and the deduction of the Adjustment Factor. Assuming a period of 1,096 days from the Trade Date to the Final Valuation Date, the investor receives a Payment at Maturity of $684.99 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 × ((280.00 / 400.00 – 1) – (0.0050 × 1,096 / 365))] = $684.99

SELECTED PURCHASE CONSIDERATIONS

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PAYMENT AT MATURITY WILL BE REDUCED BY THE ADJUSTMENT FACTOR — The Payment at Maturity will be reduced by the Adjustment Factor which is equal to approximately 0.50% per $1,000 Face Amount of securities for each year the securities remain outstanding. The Adjustment Factor is applied to the value of the Index Return on the Final Valuation Date, and will reduce the return on the securities regardless of whether the

Index Closing Level on the Final Valuation Date is greater than, equal to or less than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK COMMODITY BOOSTER OYE BENCHMARK DOW JONES-UBS EXCESS RETURN INDEX — The Deutsche Bank Commodity Booster OYE Benchmark Dow Jones-UBS Excess Return Index (the “Index”) is designed to reflect the performance of futures contracts on the physical commodities included in the Dow Jones-UBS Commodity IndexSM (the “DJUBS Index”).  The Index seeks to outperform the DJUBS Index by selecting its underlying futures contracts on most of its Index Commodities (as defined below) using Deutsche Bank’s proprietary Optimum Yield Enhanced methodology.  This section is a summary only of the Deutsche Bank Commodity Booster OYE Benchmark Dow Jones-UBS Excess Return Index. For more information on the Deutsche Bank Commodity Booster OYE Benchmark Dow Jones-UBS Excess Return Index, including information concerning calculation methodology and adjustment policy, please see the section entitled “Description of the Index” in this term sheet.

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A DISCONTINUATION OF PUBLICATION OF THE INDEX OR A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES —If there is a Discontinuation of Publication of the Index or a Commodity Hedging Disruption Event occurs (both defined under “General Terms of the Securities – Amount Payable Upon Acceleration"), we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.  Please see the section "General Terms of the Securities -- Amount Payable Upon Acceleration" for more information on the possible acceleration of the securities.  Please see the risk factor entitled "Potential Conflicts of Interest Exist Because We, the calculation agent for the Securities, and the Index Sponsor are the Same Legal Entity" for more information on a Discontinuation of Publication of the Index.  Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” for more information on a Commodity Hedging Disruption Event.

•	TAX CONSIDERATIONS — You should review carefully the section in this term sheet entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

RISK FACTORS

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Final Level, determined on the Final Valuation Date, as compared to the Initial Level. Accordingly, you could lose up to $1,000 for each $1,000 that you invest. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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PAYMENT AT MATURITY IS REDUCED BY THE INCLUSION OF AN ADJUSTMENT FACTOR — Due to the inclusion of the Adjustment Factor, the Payment at Maturity will be reduced by approximately $5 per $1,000 Face Amount of securities for each year the securities remain outstanding. The Adjustment Factor is applied to the Index Return on the Final Valuation Date, and will reduce the return on the securities regardless of whether the Index Closing Level on the Final Valuation Date is greater than, equal to or less than the Initial Level.

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THE SECURITIES ARE SUBJECT TO THE ISSUER’S CREDITWORTHINESS — An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the market value of the securities. Any payment at maturity (including any coupon payment) on the securities is subject to the creditworthiness of the Issuer.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that may comprise the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The effect on the value of the securities of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest.  For example, we may become subject to position limits on certain commodities, including commodities included in the Index.  Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent, as provided herein. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.

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NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE INDEX COMMODITIES – As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Index (such commodities, the “Index Commodities”) may have.

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THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Index Constituents changes, the value of the securities may be adversely affected.

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THE INDEX IS SUBJECT TO STRATEGY RISK — The Index utilizes Deutsche Bank’s proprietary Optimum Yield Enhanced (“OYE”) methodology (for all Index Commodities with the exception of Live Cattle and Lean Hogs), which employs a rules-based approach when replacing, or rolling, constituent futures contracts approaching expiration with futures contracts having a later expiration.  Each OYE Sub-Index (as defined below) provides exposure to three different futures contracts (each, an “OYE Contract”) on the relevant Index Commodity’s forward curve to create diversification and reduce market impact during an index rolling.  These three OYE Contracts provide short-term, medium-term and long-term exposure, respectively, to the relevant Index Commodity and roll in a manner that seeks to generate the maximum risk-adjusted roll yield.  The three OYE Contracts are selected each month according to a pre-defined schedule, which is determined by the Index Sponsor to include the most liquid contracts for the relevant commodity and will not change during the life of the Index.  The OYE methodology is a response to the phenomena in futures markets known as contango and backwardation.  If the price of a futures contract is greater than the spot price, the market is in contango.  If the price of a futures contract is below the spot price, the market is in backwardation.  In a contango market, as a futures contract approaches expiration, the price has generally tended toward the spot price.  Assuming a flat spot price, this has generally resulted in the price of the futures contract falling.  The opposite is true for a market in backwardation.  Generally, a contango market produces negative roll yield and a market in backwardation produces positive roll yield.  Thus, a contango market has historically tended to have a negative impact on the level of a futures index while a market in backwardation has historically tended to have a positive impact on the level of a futures index.  The OYE methodology is designed to minimize negative roll yield in a contango market and maximize positive roll yield in a market in backwardation.  The OYE methodology may not be successful and the levels of the Index may decrease.

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THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF CERTAIN COMPONENTS OF THE INDEX — The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Index may reduce the performance of the Index as a whole.

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THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Agriculture prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

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THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index Commodities may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability in emerging market countries is likely to adversely impact the level of the Index and, consequently, the return on your investment.

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THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of certain commodities included in the Index are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a Trading Day or over a period of Trading Days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer prices of certain commodities included in the Index could be adversely affected, which will have an adverse effect on the Payment at Maturity.

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IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WILL LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the Index Sponsor being unable to determine the level of the Index using its normal means. Any resulting discretion by the calculation agent in determining the Final Level could adversely affect the value of the securities.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your securities.

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RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES — Because the securities are linked to the Index, which reflects the return on futures contracts on twenty different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

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THE INDEX HAS VERY LIMITED PERFORMANCE HISTORY – Publication of the Index began on October 31, 2011. Therefore, the Index has very limited performance history, and no actual investment that allowed tracking of the performance of the Index was possible before October 31, 2011.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price. The inclusion of the commissions and/or other fees and hedging costs in the Issue Price, and the Adjustment Factor, will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the level of the Index;

•	trends of supply and demand for the Index Commodities;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index Constituents or commodities markets generally;

•	the interest rates and yields then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the Index Constituents;

•	the expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, AND THE INDEX SPONSOR ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities and the sponsor of the Index (the “Index Sponsor”). We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event. In the event of any such Market Disruption Event, we may use an alternate method to calculate the Index Closing Level, including the Initial Level and the Final Level. As the Index Sponsor, we carry out calculations necessary to promulgate the Index, and we maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place. In addition we, as the Index Sponsor, under certain circumstances, have the discretion to stop publishing the Index, which may result in an acceleration of the securities if we, as the calculation agent, determine either (i) that we are not able to continue to determine the level of the Index or (ii) continuing to determine the level of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.

While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities and the Index Sponsor may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the Index Constituents) or related indices. The research reports may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the level of the Index and, therefore, the value of the securities or the potential payout on the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts, with associated coupon payments by us to you, as described in the section of this term sheet entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described in “U.S. Federal Income Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Description of the Index

The description below is just a summary of the rules applicable to the Index and the basis on which the Index will be calculated. The index rules described herein are subject to change at any time and may be superseded by any subsequent index rules.

The Deutsche Bank Commodity Booster OYE Benchmark Dow Jones-UBS Excess Return Index (Bloomberg: DBCMODUE) (the “Index”) is designed to reflect the performance of futures contracts on physical commodities included in the Dow Jones-UBS Commodity IndexSM (the “DJUBS Index”).  The commodities currently included in the DJUBS Index (each, an “Index Commodity”) are: Aluminum, Brent Crude Oil, Coffee, Copper, Corn, Cotton, Gold, Heating Oil, Lean Hogs, Live Cattle, Natural Gas, Nickel, Silver, Soybeans, Soybean Oil, Sugar, Unleaded Gasoline, Wheat, WTI Crude Oil and Zinc.  The Index seeks to outperform the DJUBS Index by (i) selecting its underlying futures contracts on the Index Commodities (other than Lean Hogs and Live Cattle) using Deutsche Bank’s proprietary “Optimum Yield Enhanced” (“OYE”) methodology described below and (ii) assigning each Index Commodity the same weight as it has in the DJUBS Index at the time of each annual rebalancing.

The Index does not apply the OYE methodology to Lean Hogs and Live Cattle.  The performance of these two Index Commodities is measured instead based on the three-month forward version of the corresponding DJUBS single-commodity sub-index (each, a “DJUBS F3 Sub-Index”).  For Lean Hogs and Live Cattle, the respective weight of such commodity in the DJUBS Index is assigned to the corresponding DJUBS F3 Sub-Index.

The sponsor of the Index is Deutsche Bank AG, London Branch (the “Index Sponsor”).  The base date of the Index is January 15, 1999, on which day the closing level of the Index was set at 100.  The Index has been calculated on a live basis since October 31, 2011.

Index Composition and Rebalancing

The Index is composed of a basket of single-commodity sub-indices, each of which tracks the performance of futures contracts on one Index Commodity (each such sub-index, a “Booster Sub-Index”).  Each Booster Sub-Index other than those for Lean Hogs and Live Cattle (each, an “OYE Sub-Index”) is constructed using Deutsche Bank’s proprietary OYE methodology.  The Booster Sub-Indices for Lean Hogs and Live Cattle are the corresponding DJUBS F3 Sub-Indices.

The weight of each Booster Sub-Index (the “Index Weight”) is the same as the weight of the respective Index Commodity in the DJUBS Index.  Subject to the “Index Commodity Adjustment” described below, the Index is rebalanced at the close of the 10th Index Business Day in January of each year (each, a “Rebalancing Date”).  On each Rebalancing Date, an existing Booster Sub-Index may be deleted from the Index or a new Booster Sub-Index may be added to the Index as a result of the corresponding deletion or addition of an Index Commodity in the DJUBS Index, and the weight of each Booster Sub-Index is adjusted to have the same weight as their corresponding Index Commodity in the DJUBS Index.

Table 1 below sets forth all the Booster Sub-Indices as well as their respective Index Weights as of the Rebalancing Date in January 2012.

Table 1—The Booster Sub-Indices
Booster Sub-Indices	Trading Facility for Relevant Futures Contracts	Bloomberg Ticker	Index Weight
DBLCI-OYE WTI Crude Oil	N.Y. Mercantile Exchange	DBRCOYCL Index	9.6871640%
DBLCI-OYE Brent Crude	ICE-UK	DBRCOYCO	5.3128360%
DBLCI-OYE Heating Oil	N.Y. Mercantile Exchange	DBRCOYHO Index	3.4595290%
DBLCI-OYE Natural Gas	N.Y. Mercantile Exchange	DBRCOYNG Index	10.7651090%
DBLCI-OYE Gasoline	N.Y. Mercantile Exchange	DBRCOYXB Index	3.4059820%
DBLCI-OYE Aluminum	London Metal Exchange	DBRCOYLA Index	5.8767470%
DBLCI-OYE Copper	London Metal Exchange*	DBRCOYLP Index	7.0639490%
DBLCI-OYE Nickel	London Metal Exchange	DBRCOYLN Index	2.5798400%
DBLCI-OYE Zinc	London Metal Exchange	DBRCOYLX Index	3.1187350%
DBLCI-OYE Gold	N.Y. Mercantile Exchange - COMEX	DBRCOYGC Index	9.7936330%
DBLCI-OYE Silver	N.Y. Mercantile Exchange - COMEX	DBRCOYSI Index	2.7691330%
DJUBS Lean Hogs-F3	Chicago Mercantile Exchange	DJUBSLH3 Index	2.1126600%
DJUBS Live Cattle-F3	Chicago Mercantile Exchange	DJUBSLC3 Index	3.6349880%

DBLCI-OYE Corn	Chicago Board of Trade	DBRCOYC Index	6.6705200%
DBLCI-OYE Soybeans	Chicago Board of Trade	DBRCOYS Index	7.0841970%
DBLCI-OYE Soybean Oil	Chicago Board of Trade	DBRCOYBO Index	3.3723860%
DBLCI-OYE Wheat	Chicago Board of Trade	DBRCOYW Index	4.9618090%
DBLCI-OYE Coffee	ICE Futures U.S.	DBRCOYKC Index	2.5723950%
DBLCI-OYE Cotton	ICE Futures U.S.	DBRCOYCT Index	2.0000000%
DBLCI-OYE Sugar	ICE Futures U.S.	DBRCOYSB Index	3.7583900%

* The DJUBS Index uses the High Grade Copper Contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the DJUBS Index.

“Index Business Day” means a day (other than a Saturday or Sunday) which is not a holiday in the CME Group New York Floor holiday calendar for the relevant year (or such other holiday calendar as the Index Sponsor determines to be the successor to such holiday calendar).

The Optimum Yield Enhanced Methodology

The OYE Sub-Indices utilize Deutsche Bank’s proprietary OYE methodology, which employs a rules-based approach when replacing, or rolling, constituent futures contracts approaching expiration with futures contracts having a later expiration.  Each OYE Sub-Index provides exposure to three different futures contracts (each, an “OYE Contract”) on the relevant Index Commodity’s forward curve to create diversification and reduce market impact during an index rolling.  These three OYE Contracts provide short-term (approximately 2-3 months), medium-term (approximately 4-8 months) and long-term exposure (approximately 10-15 months), respectively, to the relevant Index Commodity and roll in a manner that seeks to generate the maximum risk-adjusted roll yield.  The three OYE Contracts are selected each month according to a pre-defined schedule, which is determined by the Index Sponsor to include the most liquid contracts for the relevant commodity and will not change during the life of the Index.

The OYE methodology is a response to the phenomena in futures markets known as contango and backwardation.  If the price of a futures contract is greater than the spot price, the market is in contango.  If the price of a futures contract is below the spot price, the market is in backwardation.  In a contango market, as a futures contract approaches expiration, the price has generally tended toward the spot price.  Assuming a flat spot price, this has generally resulted in the price of the futures contract falling.  The opposite is true for a market in backwardation.  Generally, a contango market produces negative roll yield and a market in backwardation produces positive roll yield.  Thus, a contango market has historically tended to have a negative impact on the level of a futures index while a market in backwardation has historically tended to have a positive impact on the level of a futures index.  The OYE methodology is designed to minimize negative roll yield in a contango market and maximize positive roll yield in a market in backwardation.

On the first Index Business Day of each month (the “Selection Date”), the Index Sponsor identifies the three relevant OYE Contracts for each applicable Index Commodity for that month according to the pre-defined schedule.  If any of the three pre-selected OYE Contracts for that month is the same contract selected for the previous month, no rolling will occur with respect to that contract.  Otherwise, the existing OYE Contracts will roll into the new OYE Contracts between the second and sixth Index Business Days of that month (each such day, a “Rolling Date”; and all the Rolling Dates of that month collectively, a “Rolling Period”).  During a Rolling Period, the existing OYE Contracts will be sold and the new OYE Contracts will be bought.  By the close of the sixth Index Business day of each month, all OYE Contracts would be shifted into the new OYE Contracts (barring disruption events).

The weights of the three OYE Contracts in each OYE Sub-Index (each, a “Sub-Index Weight”) are rebalanced at the close of the Index Business Day following the Selection Date (the “Sub-Index Rebalancing Date”) according to a dynamic allocation strategy which aims to allocate between the OYE Contracts based on their respective risk-adjusted roll yields.  The risk-adjusted roll yield of an OYE Contract is determined based on its Sharpe Ratio, which is calculated by dividing the implied roll yield of such OYE Contract by its spread volatility in relation to the spot contract  in the previous 61 Index Business Days. The implied roll yield of each OYE Contract is calculated based on the price of the short-term OYE contract and the price of the new OYE contract it will roll into in the current month.  The OYE methodology allocates more weight to an OYE Contract with a higher risk-adjusted roll yield and less weight to one with a lower risk-adjusted roll yield with the objective of maximizing the risk-adjusted roll yield.

Excess Return Calculation

The Index Sponsor calculates the closing level of the Index on an “excess return” basis (the “ER Closing Level”) on each Index Business Day as the sum of, for each Booster Sub-Index, the product of (i) the ER Sub-Index Closing Level of such Booster Sub-Index on such Index Business Day, (ii) the Index Weight of such Booster Sub-Index on the immediately preceding Rebalancing Date and (iii) the quotient, the numerator of which is the ER Closing Level on the immediately preceding Rebalancing Date and the denominator of which is the ER Sub-Index Closing Level of such Booster Sub-Index on the immediately preceding Rebalancing Date.

A closing level for each OYE Sub-Index will be calculated by the Index Sponsor on an “excess return” basis on each Index Business Day (the “ER Sub-Index Closing Level”) and is equal to the sum of, for each OYE Contract, the product of (i) the ER Calculation Value of such OYE Contract on such Index Business Day and (ii) the ER Calculation Value Amount of such OYE Contract on the immediately preceding Index Business Day. Each OYE Sub-Index has been calculated back to its relevant base date. On the base date of an OYE Sub-Index, its ER Sub-Index Closing Level was set at 100. The Index Sponsor determines the ER Sub-Index Closing Level in respect of Lean Hogs and Live Cattle based on the published closing level of the corresponding DJUBS F3 Sub-Index.

“ER Calculation Value” for an OYE Contract means (i) in respect of each Index Business Day (other than the 2nd to 5th Index Business Days of the Rolling Period and the Index Business Day immediately succeeding the last Index Business Day of a Rolling Period), the product of (A) the Existing Instrument Amount for such OYE Contract on the preceding Index Business Day and (B) the closing price of such OYE Contract on such Index Business Day and (ii) in respect of an Index Business Day that is the 2nd to 5th Index Business Day of a Rolling Period or the Index Business Day immediately succeeding the last Index Business Day of a Rolling Period, the sum of (A) the product of (x) the Existing Instrument Amount for such OYE Contract on the preceding Index Business Day and (y) the closing price of the Existing Exchange Instrument on such Index Business Day and (B) the product of (x) the New Instrument Amount for such OYE Contract on the preceding Index Business Day and (y) the closing price of the Selected Exchange Instrument on such Index Business Day.

“ER Calculation Value Amount” for an OYE Contract means (i) in respect of each Index Business Day (other than a Sub-Index Rebalancing Date), the ER Calculation Value Amount for the immediately preceding Index Business Day; and (ii) in respect of a Sub-Index Rebalancing Date, (A) the product of (x) the ER Sub-Index Closing Level on such Sub-Index Rebalancing Date and (y) the Sub-Index Weight for such OYE Contract, divided by (B) the ER Calculation Value for such OYE Contract on such  Sub-Index Rebalancing Date.

“Existing Instrument Amount” for an OYE Contract means (i) in respect of each Index Business Day (other than an Index Business Day falling in a Rolling Period and the first Index Business Day after a Rolling Period), the Existing Instrument Amount of such OYE Contract on the immediately preceding Index Business Day; (ii) in respect of the first Index Business Day after a Rolling Period, the New Instrument Amount of such OYE Contract on the final Index Business Day of such Rolling Period; and (iii) in respect of the first, second, third, fourth and fifth Index Business Day of a Rolling Period, 80%, 75%, 2/3, 50% and 0% of the Existing Instrument Amount of such OYE Contract on the immediately preceding Index Business Day, respectively.

“New Instrument Amount” for an OYE Contract means (i) in respect of the Index Business Day immediately preceding the first Index Business Day in a Rolling Period, zero; and (ii) in respect of the Index Business Days in a Rolling Period and the Index Business Day immediately succeeding the last Index Business Day of a Rolling Period, the sum of (A) the New Instrument Amount of such OYE Contract immediately preceding such Index Business Day and (B) the product of (x) the Existing Instrument Amount of such OYE Contract on the preceding Index Business Day, (y) the closing price of the Existing Exchange Instrument on such Index Business Day and (z) the New Instrument Percentage on the immediately preceding Index Business Day, divided by the closing price of the Selected Exchange Instrument on such Index Business Day.

“New Instrument Percentage” in respect of the first, second, third, fourth and fifth Index Business Day of a Rolling Period means 20%, 25%, 1/3, 50% and 100%, respectively.

“Existing Exchange Instrument” means the futures contract the relevant OYE Contract is invested in on the last Index Business Day of the preceding month.

“Selected Exchange Instrument” means the futures contract the relevant OYE Contract rolls into in the relevant month. Such futures contract is determined by the Index Sponsor based on a pre-determined schedule.

“Exchange” means, in respect of an Index Commodity, the exchange specified for such Index Commodity in the column entitled “Trading Facility for Relevant Futures Contracts” in Table 1 above.

In calculating the ER Sub-Index Closing Levels of any Booster Sub-Index, the Index Sponsor will take into consideration any correction to the closing price of any of its OYE Contracts and the closing level of any relevant DJUBS F3 Sub-Index published by the relevant Exchange.

The ER Closing Level and the ER Sub-Index Closing Level of each Booster Sub-Index are quoted in U.S. dollars and are published by the Index Sponsor on each Index Business Day.

Index Commodity Adjustment

If an Index Commodity Addition occurs (the date on which such Index Commodity Addition occurs, an “Index Commodity Addition Date”), the Index Sponsor shall within five Index Business Days of the relevant Index Commodity Addition Date:

(i)
include the relevant Additional Index Commodity as an Index Commodity of the Index (the date on which such Additional Index Commodity is included as an Index Commodity in the Index, an “Index Commodity Addition Inclusion Date”);

(ii)
in its sole and absolute discretion (taking into account factors including, but not limited to, whether the relevant underlying commodity or contracts relating to the relevant underlying commodity are traded by Deutsche Bank AG as of the relevant Index Commodity Addition Inclusion Date), elect whether such Additional Index Commodity shall be a DJUBS Commodity (as defined below); and

(iii)
if the relevant Index Commodity Addition Inclusion Date is not a Rebalancing Date, a rebalancing of the Index shall be deemed to occur on such Index Commodity Addition Inclusion Date and such Index Commodity Addition Inclusion Date shall be deemed to be a Rebalancing Date.

If an Index Commodity Removal occurs (the date on which such Index Commodity Removal occurs, an “Index Commodity Removal Date”), the Index Sponsor shall within five Index Business Days of the relevant Index Commodity Removal Date:

(i)
remove the relevant Removed Index Commodity as an Index Commodity of the Index (the date on which such Removed Index Commodity is removed as an Index Commodity from the Index, a “Removed Index Commodity Removal Date”); and

(ii)
if the relevant Removed Index Commodity Removal Date is not a Rebalancing Date, a rebalancing of the Index shall be deemed to occur on such Removed Index Commodity Removal Date and such Removed Index Commodity Removal Date shall be deemed to be a Rebalancing Date.

Any such Index Commodity Addition or Index Commodity Removal may necessitate a modification or change to the methodology of the Index and in such circumstances the Index Sponsor may make such modifications or changes as it determines to be appropriate.  The Index Sponsor will publish notice on its website of any modifications or changes in connection with any Index Commodity Addition or Index Commodity Removal and the effective date thereof.

“Index Commodity Addition” means, on any DJ-UBS Business Day (as defined below under “The Dow Jones–UBS Commodity IndexSM”), the inclusion of a new commodity (such commodity, an “Additional Index Commodity”) and the related futures contract as a constituent of the DJUBS Index. For the avoidance of doubt, notice of the future inclusion of a commodity as a constituent of the DJUBS Index will not by itself constitute an Index Commodity Addition.

“Index Commodity Removal” means, on any DJ-UBS Business Day, the removal of a commodity (such commodity, a “Removed Index Commodity”) and the related futures contract as a constituent of the DJUBS Index. For the avoidance of doubt, notice of the future removal of a commodity as a constituent of the DJUBS Index will not by itself constitute an Index Commodity Removal.

Adjustment Events

If (1) an OYE Contract Adjustment Event has occurred on a Rebalancing Date in relation to an OYE Contract and the Index Sponsor has determined the closing price for such OYE Contract by reference to the last published closing price of the relevant OYE Contract on the relevant Exchange as described below under “—OYE Contract Adjustment Events” and/or (2) a DJUBS Index Commodity Adjustment Event has occurred in relation to a DJUBS Index Commodity on a Rebalancing Date, then on the immediately succeeding Index Business Day that is a Valid Date (the “Adjustment Event End Date”), the Index Sponsor shall determine the ER Closing Level on the Adjustment Event End Date based on:

(i)
if an OYE Contract Adjustment Event has occurred in relation to an OYE Contract, the relevant price variables (such as the ER Calculation Value, ER Calculation Value Amount, Existing Instrument Amount and New Instrument Amount) on the Rebalancing Date determined by reference to such variables on the Adjustment Event End Date; and

(ii)
if a DJUBS Index Commodity Adjustment Event has occurred in relation to a DJUBS Index Commodity, the hypothetical ER Calculation Value in respect of such DJUBS Index Commodity on the Rebalancing Date calculated by the Index Sponsor;

In the case of selecting a replacement Exchange Traded Instrument as described below under sub-paragraph (ii) of “—OYE Contract Adjustment Events”, the Index Sponsor will make such adjustments to the methodology and calculation of the Index as it determines to be appropriate to account for the relevant replacement and will publish notice on its website of such adjustments.

“Valid Date” means a day which is both (i) an Index Business Day which is not a Disrupted Day and (ii) a DJ-UBS Business Day on which a DJUBS Index Commodity Disruption has not occurred.

OYE Contract Adjustment Events

If an OYE Contract Adjustment Event in respect of an OYE Contract of an OYE Sub-Index occurs or continues to exist on any Index Business Day, the Index Sponsor may, in its sole and absolute discretion, either:

(i)	depending on the type of OYE Contract Adjustment Event, select an alternative closing price in accordance with the following provisions:

(a)
where such OYE Contract Adjustment Event is an Index Disruption Event or an Exchange Holiday, determine the closing price of such OYE Contract by reference to the last published closing price of the relevant OYE Contract on the relevant Exchange prior to the occurrence of such Index Disruption Event or Exchange Holiday; or

(b)
where such OYE Contract Adjustment Event is a Limit Event, determine the closing price of such OYE Contract by reference to the published closing price of the relevant OYE Contract on the relevant Exchange in respect of such day, or if no such price is published on such day, the most recently published closing price;

provided that the Index Sponsor may only select an alternative closing price in accordance with this sub-paragraph (i) for ten successive Index Business Days; or

(ii)	in respect of any OYE Contract Adjustment Event, select a replacement Exchange Traded Instrument in accordance with the following provisions:

(a)
select an Exchange Traded Instrument relating to the relevant Index Commodity or in the determination of the Index Sponsor a commodity substantially similar to the relevant Index Commodity published in U.S. Dollars; or

(b)
if no Exchange Traded Instrument as described in (a) above is available or the Index Sponsor determines that for any reason (including, without limitation, the liquidity or volatility of such Exchange Traded Instrument at the relevant time) the inclusion of such Exchange Traded Instrument in the relevant OYE Sub-Index would not be appropriate, an Exchange Traded Instrument relating to the relevant Index Commodity or in the determination of the Index Sponsor a commodity substantially similar to the relevant Index Commodity published in a currency other than U.S. Dollars; or

(c)
if no such Exchange Traded Instrument as described in (a) or (b) above is available or the Index Sponsor determines that for any reason (including, without limitation, the liquidity or volatility of such Exchange Traded Instrument at the relevant time) the inclusion of such Exchange Traded Instrument in the relevant OYE Sub-Index would not be appropriate, an Exchange Traded Instrument relating to any commodity in the same Group of Commodities as the relevant Index Commodity which is published in U.S. Dollars;

in each case to replace the relevant OYE Contract of the relevant OYE Sub-Index, all as determined by the Index Sponsor.

If an OYE Contract Adjustment Event in relation to the OYE Contract of an OYE Sub-Index continues for a period of more than ten successive Index Business Days, then from (and including) the eleventh Index Business Day of such period the Index Sponsor may act in accordance with the provisions of sub-paragraph (ii) above but not in accordance with the provisions of sub-paragraph (i) above.

In the case of selecting a replacement Exchange Traded Instrument as described in sub-paragraph (ii) above, the Index Sponsor will make such adjustments to the methodology and calculation of the relevant OYE Sub-Index as it determines to be appropriate to account for the relevant replacement and will publish notice on its website of such adjustments.

If an OYE Contract Adjustment Event occurs or continues to exist on an Index Business Day falling in a Roll Period in respect of:

(A)
an existing OYE Contract of an OYE Sub-Index, then an OYE Contract Adjustment Event (of the same type) shall be deemed to occur or continue to exist on such Index Business Day in respect of the relevant new OYE Contract that such OYE Sub-Index is rolling into; or

(B)
a new OYE Contract that an OYE Sub-Index is rolling into, then an OYE Contract Adjustment Event (of the same type) shall be deemed to occur or continue to exist on such Index Business Day in respect of the relevant existing OYE Contract of such OYE Sub-Index.

If an OYE Contract Adjustment Event occurs or continues to exist in respect of an OYE Contract of an OYE Sub-Index on any Index Business Day, then an OYE Contract Adjustment Event (of the same type) shall be deemed to occur or continue to exist on such Index Business Day in respect of the other OYE Contracts of such OYE Sub-Index.

If an OYE Contract Adjustment Event has occurred on an Index Business Day in relation to an OYE Contract of an OYE Sub-Index and the Index Sponsor has determined the closing price for such OYE Contract by reference to the last published closing price of the relevant OYE Contract on the relevant Exchange as described herein, then on the immediately succeeding Index Business Day that is not a Disrupted Day (the “OYE Contact Adjustment Event End Date”), the Index Sponsor shall determine the ER Sub-Index Closing Level in respect of such OYE Sub-Index on the OYE Contact Adjustment Event End Date based on the relevant price variables (such as the ER Calculation Value, ER Calculation Value Amount, Existing Instrument Amount and New Instrument Amount) determined by reference to such variables on the OYE Contact Adjustment End Date. For the avoidance of doubt, the Sub-Index Weights shall not be recalculated or adjusted due to the occurrence of any OYE Contract Adjustment Event.

“Disrupted Day” means, in respect of an OYE Contract, an Index Business Day on which an OYE Contract Adjustment Event occurs (or continues to exist) in respect of such OYE Contract, as determined by the Index Sponsor.

“Exchange Business Day” means, in respect of an OYE Contract of an OYE Sub-Index, a day that is (or but for the occurrence of an Index Disruption Event, Limit Event or Force Majeure Event would have been) a trading day for such OYE Contract on the relevant Exchange.

“Exchange Holiday” means, in respect of an OYE Contract of an OYE Sub-Index, a day which is an Index Business Day but which is not an Exchange Business Day, as determined by the Index Sponsor.

“Exchange Traded Instrument” means, in respect of an Index Commodity, an instrument for future delivery of that Index Commodity on a specified delivery date traded on the relevant Exchange.

“Group of Commodities” means each of energy products, industrial metals, precious metals, livestock, grains and softs.  For these purposes, WTI Crude Oil, Brent Crude Oil, Heating Oil, Natural Gas and Unleaded Gasoline are energy products; Aluminum, Copper, Nickel and Zinc are industrial metals; Gold and Silver are precious metals; Lean Hogs and Live Cattle are livestock; Corn, Soybeans, Soybean Oil and Wheat are grains; and Coffee, Cotton and Sugar are softs.

“Index Disruption Event” means, in respect of an OYE Contract of an OYE Sub-Index: (i) an event (other than a Force Majeure Event, Exchange Holiday or Limit Event) that requires the Index Sponsor to calculate the closing level of such OYE Sub-Index on an alternative basis, as determined by the Index Sponsor; or (ii) any event (other than a Force Majeure Event, Exchange Holiday or Limit Event) that disrupts or impairs (as determined by the Index Sponsor) the ability of market participants to effect transactions in, or obtain market values for, such OYE Contract on the relevant Exchange, as determined by the Index Sponsor.

“Limit Event” means, in respect of an OYE Contract of an OYE Sub-Index, a suspension or limitation imposed on trading by the relevant Exchange or otherwise including, without limitation, where such suspension or limitation is imposed by reason of movements in price exceeding limits permitted by the relevant Exchange, as determined by the Index Sponsor.

“OYE Contract Adjustment Event” means, in respect of an OYE Contract of an OYE Sub-Index, an Index Disruption Event, an Exchange Holiday or a Limit Event.

DJUBS Index Commodity Adjustment Events

If a DJUBS Index Commodity Disruption occurs in relation to a DJUBS Index Commodity on any DJ-UBS Business Day, the Index Sponsor may, in its sole and absolute discretion, either:

(i)
calculate the ER Closing Level by reference to the closing level of the relevant DJUBS F3 Sub-Index for such DJUBS Index Commodity on the immediately preceding DJ-UBS Business Day on which no such disruption occurred or existed in respect of such DJUBS Index Commodity for a period of up to ten successive DJ-UBS Business Days; or

(ii)	select a successor index to replace the relevant DJUBS F3 Sub-Index; or

(iii)
calculate the ER Closing Level using, in lieu of a published closing level of the relevant DJUBS F3 Sub-Index, the level of the relevant DJUBS F3 Sub-Index calculated on an “excess return” basis as determined by the Index Sponsor in accordance with the formula for and method of calculating the closing level for the relevant DJUBS F3 Sub-Index last in effect prior to such DJUBS Index Commodity Disruption but only using those contracts that comprised such DJUBS F3 Sub-Index prior to such DJUBS Index Commodity Disruption; or

(iv)	permanently cancel the Index and the publication of the ER Closing Level.

If a DJUBS Index Commodity Disruption in relation to the relevant DJUBS Index Commodity continues for a period of more than ten successive DJ-UBS Business Days, then from (and including) the eleventh DJ-UBS Business Day of such period, the Index Sponsor may act in accordance with the provisions of (ii), (iii) or (iv) above but not in accordance with the provisions of (i).

If a DJUBS Index Commodity Cancellation or DJUBS Index Commodity Modification occurs in relation to a DJUBS Index Commodity, the Index Sponsor will on the day on which such DJUBS Index Commodity Modification or DJUBS Index Commodity Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either:

(a)	select a successor index to replace the relevant DJUBS F3 Sub-Index; or

(b)
calculate the ER Closing Level using, in lieu of a published closing level of the relevant DJUBS F3 Sub-Index, the level of the relevant DJUBS F3 Sub-Index calculated on an “excess return” basis as determined by the Index Sponsor in accordance with the formula for and method of calculating the closing level for the relevant DJUBS F3 Sub-Index last in effect prior to such DJUBS Index Commodity Cancellation or DJUBS Index Commodity Modification but only using those contracts that comprised such DJUBS F3 Sub-Index prior to such DJUBS Index Commodity Cancellation or DJUBS Index Commodity Modification; or

(c)	permanently cancel the Index and the publication of the ER Closing Level.

“DJUBS Index Commodity” means an Index Commodity to which the Index Sponsor does not apply the OYE methodology.  Currently, DJUBS Index Commodities include Lean Hogs and Live Cattle.

“DJUBS Index Commodity Adjustment Event” means, in respect of a DJUBS Index Commodity, a DJUBS Index Commodity Disruption, DJUBS Index Commodity Cancellation or DJUBS Index Commodity Modification.

“DJUBS Index Commodity Cancellation” means, in respect of a DJUBS Index Commodity, the sponsor of the DJUBS Index permanently cancels publication of the closing level of the relevant DJUBS F3 Sub-Index for such DJUBS Index Commodity and no successor index to such DJUBS F3 Sub-Index exists.

“DJUBS Index Commodity Disruption” means, in respect of a DJUBS Index Commodity, on a DJ-UBS Index Business Day, the sponsor of the DJUBS Index fails to calculate and announce the closing level of the relevant DJUBS F3 Sub-Index for such DJUBS Index Commodity.

“DJUBS Index Commodity Modification” means, in respect of a DJUBS Index Commodity, the sponsor of the DJUBS Index makes or announces that it will make a material change in the formula for or the method of calculating the closing level of the relevant DJUBS F3 Sub-Index for such DJUBS Index Commodity or in any other way materially modifies the closing level of such DJUBS F3 Sub-Index (other than a modification prescribed in the formula or method to maintain the relevant DJUBS F3 Sub-Index for such DJUBS Index Commodity in the event of changes in the constituent contracts or commodities and other routine events).

Force Majeure Event

If a Force Majeure Event occurs or continues to exist on an Index Business Day, the Index Sponsor may in its sole and absolute discretion:

(i)	make such determinations and/or adjustments to the Index and/or the OYE Sub-Indices as it considers appropriate to determine the closing levels of the Index on any such Index Business Day; and/or

(ii)	defer publication of the information relating to the Index and/or the OYE Sub-Indices until the next Index Business Day on which it determines that no Force Majeure Event exists; and/or

(iii)	permanently cancel publication of the information relating to the Index and/or the OYE Sub-Indices.

“Force Majeure Event” means, in respect of the Index, an OYE Sub-Index, a DJUBS F3 Sub-Index, any Index Commodity (including a change to the Index Commodities) or any OYE Contract, an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the Index, such OYE Sub-Index, the relevant Index Commodity of such OYE Sub-Index or any OYE Contract of such OYE Sub-Index.

Hedging Disruption Event

If the Index Sponsor determines that a Hedging Disruption Event has occurred or continued to exist on an Index Business Day, the Index Sponsor may, in its sole and absolute discretion:

(iv)
make such determinations and/or adjustments to the Index and/or the OYE Sub-Indices as it considers appropriate to determine the closing levels of the Index and/or the OYE Sub-Indices on any such Index Business Day; and/or

(v)	defer publication of the information relating to the Index and/or the OYE Sub-Indices until the next Index Business Day on which it determines that no Hedging Disruption Event exists; and/or

(vi)	permanently cancel publication of the information relating to the Index and/or the OYE Sub-Indices.

“Hedging Disruption Event” means, in respect of the Index or an OYE Sub-Index, that the Index Sponsor, or any entity acting on behalf of the Index Sponsor, is unable, after using commercially reasonable efforts, to (a) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the price risk of the Index Sponsor in connection with the Index and/or such OYE Sub-Index, or (b) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

Change in the Methodology of the Index

The Index Sponsor will, except as otherwise provided herein, employ the methodology described above and its application of such methodology will be conclusive and binding.  While the Index Sponsor currently employs the above described methodology to calculate the Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to, or any suspension or termination of, or any other events affecting, any Booster Sub-Index) will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate.  The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error, or to cure, correct or supplement any defective provision contained herein.  The Index Sponsor will publish notice on its website of any such modification or change and the effective date thereof.

The Dow Jones–UBS Commodity IndexSM

The Dow Jones–UBS Commodity IndexSM is a proprietary index that was established in July 1998 to provide a liquid and diversified benchmark for commodities. The DJUBS Index is currently comprised of futures contracts on twenty physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The twenty commodities for 2012 that comprise the DJUBS Index (the “Index Commodities”) are: Aluminum, Brent Crude Oil, Coffee, Copper, Corn, Cotton, Gold, Heating Oil, Lean Hogs, Live Cattle, Natural Gas, Nickel, Silver, Soybeans, Soybean Oil, Sugar, Unleaded Gasoline, Wheat, WTI Crude Oil and Zinc. Futures contracts on the DJUBS Index are currently listed for trading on the Chicago Board of Trade (the “CBOT”). The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange.

The Dow Jones–UBS Commodity IndexSM is calculated on an excess return basis and on a total return basis. The former reflects the return of underlying commodity futures price movements only, while the latter reflects the return on fully collateralized positions in the underlying commodity futures.

Methodology

The DJUBS Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each index component occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule.

The methodology for determining the composition and weighting of the DJUBS Index and for calculating its level is subject to modification by Dow Jones & Company, Inc. (“Dow Jones“) and UBS Securities LLC (“UBS”) at any time. Currently, Dow Jones disseminates the DJUBS Index level at approximately 15 second intervals from 8:00 a.m. to 3:30 p.m., New York City time, and publishes a daily index closing level for the DJUBS Index at approximately 5:00 p.m., New York City time, on each DJ-UBS Business Day on Bloomberg.

A “DJ-UBS Business Day” means a day on which the sum of the DJUBS Index percentages (as described below under “—Annual Reweighting and Rebalancing of the DJUBS Index”) for the Index Commodities that are open for trading is greater than 50%.

The DJUBS Index was created using the following four main principles

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the DJUBS Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The DJUBS Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The DJUBS Index also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to avoid the DJUBS Index being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The DJUBS Index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the DJUBS Index.

Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the DJUBS Index can accommodate substantial investment flows.

Designated Contracts for each Index Commodity

A futures contract known as a designated contract is selected for each Index Commodity. With the exception of several LME contracts, where there exists more than one futures contract with sufficient liquidity to be chosen as a designated contract for an Index Commodity, the futures contract that is traded in North America and denominated in United States dollars has been chosen. If more than one of those contracts exists, the most actively traded contract is chosen. Data concerning this designated contract will be used to calculate the DJUBS Index. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a designated contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that designated contract. The Index Commodities included in the DJUBS Index are traded on the LME, CBOT, the New York Board of Trade (“NYBOT”), the New York Commodities Exchange (“COMEX”), the Chicago Mercantile Exchange (“CME”), the New York Mercantile Exchange (the “NYMEX”) and the IntercontinentalExchange ("ICE") and are as follows:

Commodity	Designated Contract	Exchange	Units	Price quote
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	$/metric ton
Coffee	Coffee “C”	NYBOT	37,500 lbs	cents/pound
Copper	Copper	COMEX**	25,000 lbs	cents/pound
Corn	Corn	CBOT	5,000 bushels	cents/bushel
Cotton	Cotton	NYBOT	50,000 lbs	cents/pound
Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	$/barrel
Gold	Gold	COMEX	100 troy oz.	$/troy oz.
Heating Oil	Heating Oil	NYMEX	42,000 gallons	cents/gallon
Live Cattle	Live Cattle	CME	40,000 lbs	cents/pound
Lean Hogs	Lean Hogs	CME	40,000 lbs	cents/pound
Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	$/mmbtu
Nickel	Primary Nickel	LME	6 metric tons	$/metric ton
Platinum	Platinum	NYMEX	50 troy oz.	$/troy oz
Silver	Silver	COMEX	5,000 troy oz.	cents/troy oz.
Soybeans	Soybeans	CBOT	5,000 bushels	cents/bushel
Soybean Oil	Soybean Oil	CBOT	60,000 lbs	cents/pound
Sugar	World Sugar No. 11	NYBOT	112,000 lbs	cents/pound
Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending†	NYMEX	42,000 gal	cents/gallon
Wheat	Wheat	CBOT	5,000 bushels	cents/bushel
Zinc	Special High Grade Zinc	LME	25 metric tons	$/metric ton
Brent Oil	Brent Crude Oil	ICE	1,000 barrels	$/barrel

**
The DJUBS Index uses the High Grade Copper Contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the DJUBS Index.

†	Represents a replacement of the New York Harbor Unleaded Gasoline contract. This replacement occurred during the regularly scheduled roll of futures contracts comprising the DJUBS Index in April 2006.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the DJUBS Index are assigned to “Commodity Groups.” The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group:	Commodities:	Commodity Group:	Commodities:
Energy	Brent Crude Oil WTI Crude Oil Heating Oil Natural Gas Unleaded Gasoline	Livestock	Lean Hogs Live Cattle
Industrial Metals	Aluminum Copper Nickel Zinc Lead* Tin*	Precious Metals	Gold Silver Platinum*
Grains	Corn Soybeans Wheat Soybean Oil	Softs	Coffee Cotton Sugar Cocoa*

*	Out of the 24 commodities available for inclusion annually in the DJUBS Index, only those four commodities marked in the table above with an asterisk are currently not included in the DJUBS Index.

Annual Reweighting and Rebalancing of the DJUBS Index

The DJUBS Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the DJUBS Index are determined each year in June or July. The annual weightings are announced in July and implemented the following January.

The relative weightings of the component commodities included in the DJUBS Index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. Each June, for each commodity designated for potential inclusion in the DJUBS Index, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production by the commodity production percentage (the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic value of the designated contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the DJUBS Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic value of the designated contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the DJUBS Index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the DJUBS Index and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the DJUBS Index, the following diversification rules are applied to the annual reweighting and rebalancing of the DJUBS Index as of January of the applicable year:

•	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the DJUBS Index;

•	No single commodity may constitute more than 15% of the DJUBS Index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the DJUBS Index; and

•	No single commodity may constitute less than 2% of the DJUBS Index.

Following the annual reweighting and rebalancing of the DJUBS Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Following application of the diversification rules discussed above, the CIPs are incorporated into the DJUBS Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year, the CIPs, along with the settlement prices on that date for the index components, are used to determine the commodity index multiplier (the “CIM”) for each Index Commodity. The CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Computation of the Dow Jones-UBS Commodity Index

The DJUBS Index is calculated by Dow Jones, in conjunction with UBS by applying the impact of the changes to the prices of the index components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the DJUBS Index is a mathematical process whereby the CIMs for the index components are multiplied by the prices for the index components. These products are then summed. The percentage change in this sum is then applied to the prior level of the DJUBS Index to calculate the current level of the DJUBS Index level. The DJUBS Index is calculated on an excess return and on a total return basis.

Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the DJUBS Index will be adjusted in the event that the calculation agent determines that any of the following index calculation disruption events exists:

(a)	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the DJUBS Index on that day;

(b)	the settlement price of any futures contract used in the calculation of the DJUBS Index reflects the maximum permitted price change from the previous day’s settlement price;

(c)	the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the DJUBS Index; or

(d)	with respect to any futures contract used in the calculation of the DJUBS Index that trades on the LME, a business day on which the LME is not open for trading.

The Single-Commodity 3 Month Forward Sub-Indices of the DJUBS Index

Dow Jones and UBS also publish single-commodity sub-indices of the DJUBS Index and forward-month versions of the DJUBS Index and its single-commodity sub-indices. The single-commodity sub-indices of the DJUBS Index follow the methodology of the DJUBS Index, except that the calculation of each single-commodity sub-index utilizes the prices of the relevant futures contract on the applicable Index Commodity and the relevant CIM.

The calculation of each single-commodity forward-month sub-index of the DJUBS Index is the same as that of its corresponding single-commodity sub-index, except that the futures contracts used for calculating the single-commodity forward-month sub-indices are advanced such that the delivery months for the reference contracts are from one month to several months later than those of the reference contracts used for the corresponding single-commodity sub-indices. The single-commodity 3 month forward sub-indices of the DJUBS Index has contract delivery months that are three months later than those of the corresponding single-commodity sub-indices.

License Agreement

“Dow Jones” and “Dow Jones-UBS Commodity Index” are registered trademarks or service marks of Dow Jones & Company, Inc. and UBS Securities LLC, as the case may be, and have been licensed for use for certain purposes by us.

The securities are not sponsored, endorsed, sold or promoted by Dow Jones, UBS or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS and any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the securities particularly. The DJUBS Index is determined, composed and calculated by Dow Jones in conjunction with UBS without regard to us, you or the securities. Dow Jones and UBS have no obligation to take our needs or the needs of the holders of the securities into consideration in determining, composing or calculating the DJUBS Index. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to security holders, in connection with the administration, marketing or trading of the securities. Notwithstanding the foregoing, UBS and its respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by us, but which may be similar to and competitive with the securities. In addition, UBS and its respective subsidiaries or affiliates actively trade commodities, commodity indexes and commodity futures (including the DJUBS Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the level of the DJUBS Index and the value of the securities.

This term sheet relates only to the securities and does not relate to the physical commodities underlying any of the components of the DJUBS Index. Purchasers of the securities should not conclude that the inclusion of a futures contract in the DJUBS Index is any form of investment recommendation of the futures contract or the underlying physical commodity by Dow Jones, UBS or any of their respective subsidiaries or affiliates.

The information in this term sheet regarding the exchange-traded futures contracts on physical commodities which comprise the components of the DJUBS Index has been derived solely from publicly available documents. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to the exchange-traded futures contracts which comprise the DJUBS Index in connection with the securities. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the DJUBS Index, including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DJUBS INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJUBS INDEX OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DJUBS INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Historical Information

The publication of the Index began on October 31, 2011. The historical performance data below from October 31, 2011 through January 19, 2012 represent the actual performance of the Index. The performance data prior to October 31, 2011 reflect a retrospective calculation of the levels of the Index using archived data and the current methodology for the calculation of the Index. The closing level of the Index on January 19, 2012 was 399.06. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to October 31, 2011. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to the Deutsche Bank Commodity Booster OYE Benchmark Dow Jones-UBS Excess Return Index (the “Index”). The securities are our Series A notes referred to in the accompanying prospectus supplement and prospectus. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar. The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this term sheet and in the subsections below.

Market Disruption Events

If a Market Disruption Event is in effect on the Trade Date or the Final Valuation Date (each, a "Valuation Date"), or if any Valuation Date is not a Trading Day, the calculation agent for the securities will calculate the Index Closing Level for the applicable Valuation Date using:

•
for each exchange-traded commodity futures contract included in the Index or any Successor Index (an “Index Constituent”), the weighting within the Index assigned to such Index Constituent on the relevant Valuation Date;

•
for each Index Constituent for which the relevant Valuation Date was a Trading Day, and did not suffer a Market Disruption Event on such Valuation Date, the closing price for such Index Constituent on such Valuation Date; and

•
for each Index Constituent for which the relevant Valuation Date was not a Trading Day or which suffered a Market Disruption Event on such Valuation Date, the closing price for the Index Constituent on the immediately succeeding Trading Day for such Index Constituent on which no Market Disruption Event occurs or is continuing with respect to such Index Constituent; provided, that if a Market Disruption Event has occurred or is continuing with respect to an Index Constituent on the Trade Date and the immediately succeeding Trading Day, then the calculation agent will determine the closing price for the affected Index Constituent on such immediately succeeding Trading Day in good faith and in a commercially reasonable manner. If a Market Disruption Event has occurred or is continuing with respect to any Index Constituent on the Final Valuation Date and is continuing for the immediately succeeding ten Trading Days, then the calculation agent will determine the closing price for the affected Index Constituent on such tenth Trading Day in good faith and in a commercially reasonable manner.

If a Market Disruption Event exists on the Final Valuation Date or the Final Valuation Date is not a Trading Day, then the Maturity Date will be postponed to a Business Day following the last day on which the closing price for any Index Constituent used in determining the Final Level is ascertained (the “Last Day”), so as to maintain the same number of Business Days between such Business Day and the Last Day, as originally scheduled between the Final Valuation Date, and the Maturity Date.

If the Maturity Date is not a Business Day, the Maturity Date will be postponed to the first Business Day following the scheduled Maturity Date subject to postponement in the event of a Market Disruption Event on the Final Valuation Date as described above.

With respect to the Index, a “Market Disruption Event” means a determination by the calculation agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

•
a termination or suspension of, or material limitation or disruption in the trading of any Index Constituent (including, but not limited to, the occurrence or announcement of a limitation on, or suspension of, the trading of an Index Constituent imposed by the Relevant Exchange on which such Index Constituent is traded by reason of movements exceeding “limit up” or “limit down” levels permitted by such Relevant Exchange); or

•	the settlement price of any Index Constituent has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the rules of the Relevant Exchange; or

•	failure by the Relevant Exchange or other price source to announce or publish the settlement price of any Index Constituent; or

•	failure by the sponsor of the Index to publish the Index Closing Level; or

•	a Commodity Hedging Disruption Event (as defined below).

Amount Payable Upon Acceleration

If there is a Discontinuation of Publication of the Index or a Commodity Hedging Disruption Event (each, an “Acceleration Event”) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities by providing, or causing the calculation agent to provide, written notice of our election to exercise such right to the trustee at its New York office, on which notice the trustee may conclusively rely, as promptly as possible and in no event later than the Business Day immediately following the day on which the Acceleration Event occurred. The amount due and payable per Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth Business Day following the day on which the calculation agent delivers notice of such acceleration. We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days prior to the date on which such payment is due. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of an Acceleration Event.

“Discontinuation of Publication of the Index” means the publisher of the Index has stopped publication of the Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the level of the Index, or (ii) continuing to determine the level of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.

A “Commodity Hedging Disruption Event” means that:

(a)
due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order (including, without limitation, as implemented by the Commodities Futures Trading Commission or any exchange or trading facility), in each case occurring on or after the pricing date, the calculation agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the securities (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit); or

(b)
for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the securities, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s).

“Relevant Exchange” means the primary organized exchanges or markets of trading, as determined by the calculation agent, for any component included in the Index.

Discontinuation of the Index; Alteration of Method of Calculation

If the sponsor of the Index discontinues publication of the Index and such sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Index Closing Level on any

Trading Day following the publication of such Successor Index will be determined by reference to the level of such Successor Index at the close of trading on the relevant exchange or market for the Successor Index on such day.

Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If the sponsor discontinues publication of the Index prior to, and such discontinuance is continuing on, the Final Valuation Date and the calculation agent determines, in its sole discretion, that no Successor Index is available at such time, then the calculation agent will determine the Index Closing Level for such date. The Index Closing Level will be computed by the calculation agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant Index Constituents has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each Index Constituent most recently comprising the Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that the Index or such Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on the Final Valuation Date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a commodities index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index Closing Level with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of the Index or such Successor Index is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust such index in order to arrive at a level of the Index or such Successor Index as if there had been no such modification.

Notwithstanding the above, the Issuer may, in its sole discretion, accelerate the payment on the securities as described under "Amount Payable Upon Acceleration" if the calculation agent has notified the Issuer that the publisher of the Index has stopped publication of the Index and that (i) having used reasonable endeavors, the calculation agent is unable to continue to determine the level of the Index, or (ii) continuing to determine the level of the Index would be unduly burdensome or would cause the calculation agent to incur a cost that it would not otherwise incur.

Calculation Agent

Deutsche Bank AG, London Branch will act as the “calculation agent” for the securities. The calculation agent will determine all values and levels required for the purposes of the securities, whether there has been a Market Disruption Event, Commodity Hedging Disruption Event or a Discontinuation of Publication of the Index and whether there has been a material change in the method of calculating the Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the Trade Date without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on any Coupon Payment Date and at maturity on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date.

All calculations with respect to the levels of the Index will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per security, if any, at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate initial investment amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment upon an Event of Default

In case an event of default with respect to the securities will have occurred and be continuing, the amount declared due and payable per security upon any acceleration of the securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per security as described herein, calculated as if the date of acceleration was the Final Valuation Date plus any accrued and unpaid Coupon on the securities.

If the maturity of the securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft – Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate initial investment amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA“) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies to you only if you hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). This discussion is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this term sheet may affect the tax consequences described below, possibly with retroactive effect. It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including different consequences that may apply if you are a beneficial owner of the securities who is subject to special treatment under the U.S. federal income tax laws, such as a financial institution, a regulated investment company, a tax-exempt entity, a dealer in securities, a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, a person who holds the securities as a part of a straddle or conversion transaction, a U.S. holder (as defined below) who has a “functional currency” other than the U.S. dollar, or an individual non-U.S. holder (as defined below) who is present in the United States for 183 days or more in the taxable year in which your securities are sold or retired.

Tax Treatment of the Securities

We believe it is reasonable to treat the securities as prepaid financial contracts, with associated coupon payments by us to you, for U.S. federal income tax purposes, with the consequences described below. Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, some of which are discussed below) as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the treatment of the securities as prepaid financial contracts with associated coupon payments will be respected.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupons. There is no direct authority under current law addressing the proper tax treatment of the Coupons on the securities or comparable payments on instruments similar to the securities. The Coupons may in whole or in part be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. To the extent that we may be required to file information returns with respect to certain U.S. holders, we intend to treat the Coupons as ordinary income. You should consult your tax adviser concerning the treatment of the Coupons, including the possibility that they may be treated, in whole or in part, as not includible in income on a current basis. The latter treatment would affect the amount of your gain or loss upon a sale, exchange or retirement of the securities.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement (other than any Coupon payment) and your tax basis in the securities. Your tax basis in the securities should equal the amount you paid to acquire them. This gain or loss should generally be capital gain or loss (although the treatment of any sales proceeds attributable to accrued but unpaid Coupons is unclear) and should be long-term capital gain or loss if you have held the securities for more than one year. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Consequences of an Investment in the Securities. Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of your income or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, even though this amount may exceed the Coupon payments in each year. In addition, any income recognized upon a sale or exchange or at maturity would be ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Even if the securities are treated as prepaid financial contracts, you might be required to include in income amounts in addition to the Coupons during the term of the securities and/or to treat all or a portion of your gain or loss on the sale or retirement of the securities as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the securities. For instance, it is possible that any reweighting, rebalancing, reconstitution, change in methodology of, or substitution of a successor to, the Index or a component sub-index could result in a “deemed” taxable exchange, causing you to recognize gain or loss (subject, in the case of loss, to possible application of the “wash sale” rules) as if you had sold or exchanged the securities.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to Non-U.S. Holders

 You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of securities who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust.

Coupons. We expect to treat the Coupon payments made to you as subject to withholding at a rate of 30% unless you provide a properly executed IRS Form W-8BEN claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty. You should consult your tax adviser regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld.

Sale, Exchange or Retirement of the Securities. Any gain from the sale, exchange or retirement of the securities generally should not be subject to U.S. federal withholding or income tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below. Any amount attributable to accrued but unpaid Coupons may be subject to withholding tax.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the securities is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Possible Alternative Treatments. As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Consequences of an Investment in the Securities,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income in excess of the Coupons, subject to withholding tax, over the term of the securities, possibly on a retroactive basis. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the 2007 notice.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the securities will be subject to information reporting unless you are an exempt recipient. If you are a U.S. holder, we intend to treat Coupon payments as subject to information reporting unless you are an exempt recipient. If you are a non-U.S. holder, we intend to treat Coupon payments as subject to information reporting. These amounts may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) and otherwise comply with applicable requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the securities includes each agent’s commissions (as shown on the cover page of this term sheet) paid with respect to the securities which commissions, as to agents affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Index, the Index Constituents, the Index Commodities or securities whose value is derived from the Index, the Index Constituents or the Index Commodities. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Index, and therefore effectively establish a higher level that the Index must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Index, the Index Constituents, the Index Commodities or securities whose value is derived from the Index, the Index Constituents or the Index Commodities. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Index or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No securityholder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas (“DBTCA”) as agents and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI and DBTCA, the “Agents”), each Agent participating in this offering of securities has agreed to purchase, and we have agreed to sell, the Face Amount of securities set forth on the cover page of the term sheet. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the term sheet.

DBSI and DBTCA, acting as Agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time. The Issue Price of the securities includes fees paid with respect to the securities and the cost of hedging the Issuer’s obligations under the securities.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for this offering comply with the requirements of Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to the term sheet is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the securities or possession or distribution of this term sheet or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this term sheet or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this term sheet and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three Business Days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities more than three Business Days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement if the securities are to be issued more than three Business Days after the Trade Date.